**CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM**

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 4, 2021 relating to the financial statements of Tidewater Inc. and the effectiveness of Tidewater Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tidewater Inc. for the year ended December 31, 2020.

Deloitte + Touche LLP

Houston, Texas

June 11, 2021